EXHIBIT 16.1

November 13, 2008

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549-7561

Re:

Left Behind Games Inc.

File No. 000-50603

Dear Sirs/Madams:

We have read Item 4.01 of Left Behind Games Inc.'s Form 8-K dated November 13, 2008, and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and the second and third paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the fourth paragraph.

Yours truly,

/s/ Haskell & White LLP